UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2016

HOMETRUST BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35593	45-5055422
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

10 Woodfin Street, Asheville, North Carolina	28801
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (828) 259-3939

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2016, the Board of Directors (the "Board") of HomeTrust Bancshares, Inc. (the "Company"), the holding company for HomeTrust Bank (the "Bank"), increased the size of the Company's Board from 10 to 13 Directors and appointed Laura C. Kendall, Robert E. James Jr., and Richard T. Williams as Directors of the Company, effective April 1, 2016. Ms. Kendall was appointed to the Board’s Audit, Compliance, and Enterprise Risk Management Committee and will serve in the class of directors whose terms will expire at the 2016 annual meeting of stockholders. Mr. James was appointed to the Board’s Governance and Nominating Committee and, effective July 1, 2016, the Board’s Compensation Committee and will serve in the class of directors whose terms will expire at the 2017 annual meeting of stockholders. Mr. Williams was appointed to the Board’s Governance and Nominating Committee and will serve in the class of directors whose terms will expire at the 2018 annual meeting of stockholders. Ms. Kendall and Messrs. James and Williams were also appointed as Directors of the Bank, effective April 1, 2016.
Ms. Kendall and Messrs. James and Williams will generally be entitled to the same compensation arrangement as is provided to the other non-employee directors of the Company and the Bank. This arrangement is described under the heading “Director Compensation” in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 15, 2015, which description is incorporated by reference into this Item 5.02, except that effective April 1, 2016 the annual retainer payable to non-employee directors will be $15,000 and the fee payable to non-employee directors for each Board meeting attended will be $2,000.
The Board has determined that all three new Directors satisfy the definition of "independent director" under the Nasdaq listing standards.
A copy of the press release announcing the appointment of the new Directors is attached hereto as Exhibit 99.1 and incorporated by reference into this Item 5.02.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

99.1	Press release dated March 28, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMETRUST BANCSHARES, INC.

Date: March 28, 2016	By:	/s/ Tony J. VunCannon
Tony J. VunCannon
Executive Vice President, Chief Financial Officer, and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 28, 2016